SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
                                                                          Page 1






                                   SCOTTISH RE

                            Moderator: Scott Willkomm
                                  July 29, 2005
                                   7:30 am CT


Operator:           Good morning. My name is (April) and I will be your
                    conference facilitator. At this time I would like to welcome everyone to the Scottish RE Second Quarter Earnings Release conference call.

                    All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star with the number 2 on the telephone keypad.

                    Thank you. I would now like to turn the call over to Ms. Elizabeth Murphy. Ms. Murphy, you may begin your conference.

Elizabeth Murphy:   Good morning everyone and welcome to Scottish RE Group
                    Limited Second Quarter conference call. We will begin the call with comments about the company's financial results and give an overview of the development of the company's business. At the conclusion of prepared remarks we will take your questions.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
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                    There will be a recording of this call available after 1:00 pm today running through August 11. Instructions on how to access the recording were included in your conference call invitation with today's earnings release. Also, a replay of the call can be accessed on our Web site, www.scottishre.com.

                    Before we begin the financial overview please keep in mind that certain statements that we make are forward looking statements within the meaning of the Federal Securities laws. And management cautions that forward-looking statements are not guaranteed and that actual results could differ materially from those expressed or implied.

                    Last night Scottish RE reported that net income for the quarter ended June 30, 2005 was $1.6 million or 3 cents per diluted ordinary share, as compared to $28.7 million or 77 cents per diluted ordinary share for the prior year period.

                    Net income for the six months ended June 30, 2005 was $35 million, or 76 cents per diluted ordinary share as compared to $38.8 million or $1.04 per diluted ordinary share for the prior year period.

                    Net operating earnings were $19.7 million or 42 cents per diluted ordinary share for the quarter ended June 30, 2005 as compared to $18.1 million or 49 cents per diluted ordinary share for the prior year period.

                    Net operating earnings were $46.6 million or $1.01 per diluted ordinary share for the six months ended June 30, 2005 as compared to $34.7 million or 93 cents per diluted ordinary share for the prior year period.

                    Net operating earnings is a non-GAAP measurement. We determined net operating earnings by adjusting GAAP net income by realized gains and


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
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                    losses and the change in value of embedded derivatives as
                    adjusted for the related effects of the amortization of deferred acquisition costs and taxes.

                    While these items may be significant components in understanding and affecting the company's consolidated financial performance, the company believes that the presentation of net operating earnings enhances the understanding of its results of operations by highlighting earnings attributable to the normal recurring operations of its reinsurance business. However, net operating earnings are not a substitute for net income determined in the course of (unintelligible).

                    Total revenue for the quarter ended June 30, 2005 increased to $503.8 million from $226.9 million for the prior year period, an increase of 122%. Excluding realized gains and losses and the change in fair value of its added derivatives, total revenue for the quarter increased to $525 million from $214 million for the prior year period, an increase of 145%.

                    Total revenue for the six months ended June 30, 2005 increased to $1.1 billion from $406.1 million for the prior year period, an increase of 171%.

                    On a linked quarter basis, premiums earned decreased to $438.6 million in the second quarter of 2005 from $465.2 million in first quarter 2005. In Q1, approximately $40 million of additional premium was earned on 2004 treaties that remains opens to new business in quarter one 2005.

                    In addition, 41 premiums earned included approximately $17 million of premiums due from retrocessionaires. We expect premiums earned will grow in the third quarter by 8% - 10% over Q2 previous.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
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                    Excluding realized gains and losses and the change in fair value of embedded derivatives, total revenue for the quarter increased to $1.1 billion from $400.4 million for the prior year period, an increase of 175%.

                    Total benefits and expenses increased to $510.6 million for the quarter from $199.9 million, an increase of 155%. For the six months ended June 30, 2005 total benefits and expenses increased to $1 billion from $367.8 million, an increase of 172%.

                    The increases were principally driven by the acquisition of the ING individual life business and growth in the company's reinsurance business in North America.

                    The impact of the ING reacquisition and purchase accounting adjustments for the (unintelligible) of that block on a quarterly basis as we assimilated during the course of 2005 frustrates one's ability to accurately analyze the company's benefits ratio.

                    In light of this opaqueness, on our first quarter conference call we attempted to give guidance with respect to our benefits and acquisition expense ratios, excluding the acquisition accounting noise. On a normalized basis we would expect our benefits ratio to range from 73% to 75% for the full year and our acquisition expense ratio to range from 20% to 22%. The sum of the two ratios should range from 93% to 96% for the full year 2005.

                    The change in fair value of embedded derivatives is a non-cash item that was influenced in the quarter by the decrease in risk free interest rates and the increase in credit spreads during the period.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
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                    The company's operating expense ratio, which is the ratio of operating expenses to total revenue excluding realized gains and losses and the change in value of embedded derivates for the last 12 months ended June 30, 2005 was 4.8% as compared to an operating expense ratio of 6.7% for the year ended December 31, 2004.

                    The company's total assets was $10.3 billion as of June 30, 2005. The core investment portfolio comprising fixed maturity investments, preferred stock and most of the cash and cash equivalents totaled $5.6 million at an average quality rating of AA-, an effective duration of 3.6 years and a weighted average book yield of 4.6%. This compares with a portfolio balance of $4.3 billion and average quality rating of AA-, expected duration of 3.8 years and an average booked yield of 4.2% as of December 31, 2004.

                    You may remember from last quarter that the growth in our invested assets was principally driven by the receipt of $850 million from our ordinary holdings securitization.

                    Funds withheld with interest totaling $1.9 billion at an average quality rating of A and effective duration of 5.2 years and a weighted average book yield of 5.8% at June 30, 2005. This compares with a total of $2.1 billion with an average quality rating of A+ and effective duration of 3.9 years and an average book yield of 5.2% at December 31, 2005. The market value of the funds withheld with interest amounted to $1.9 billion at June 30, 2005.

                    On a trailing 12 month basis, the company's return on average equity measured by dividing net operating earnings by average shareholders equity excluding the effects of FAS115 and the change in fair value of embedded derivatives was 11.2%. If the company has not experienced adverse mortality


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
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                    reports, its return on average equity for the last 12 months would have been approximately 12.5%.

                    Our book value for share at June 1, 2005 was $23.74 as compared to $21.60 per share at December 31, 2004. Our fully diluted book value per share excluding the effects of FAS115 and the embedded derivatives was $20.13 as of June 30, 2005, compared to $19.43 at December 31, 2004.

                    Fully diluted book value per ordinary share is a non-GAAP measure based on total shareholders equity from the assumed proceeds from the exercise of outstanding options or - and other convertible securities, divided by the sum of shares options and warrants outstanding and the number of shares required upon the conversion of convertible securities. The company believes its fully diluted book value for ordinary share more accurately reflects the book value that is attributable to an ordinary share.

                    At this time I'm going to turn the call over to Scott Willkomm to discuss our financial and operating results for the quarter.

Scott Willkomm:     Thank you Elizabeth. Good morning and thank you all for
                    participating on this call on short notice.

                    The results for the second quarter were negatively impacted by higher than expected mortality this quarter with much of it reported to us by our customers in their June session statements. This adverse mortality depressed net income and net operating earnings by approximately $11.2 million after taxes or 24 cents per diluted share.

                    We are disappointed with these results. Unfortunately a greater than expected number of large claims in North America caused us to miss our earnings


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
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                    expectations for the quarter. However it's important to put this in context and recall that we are in the business of accepting risk. While we pick a long-term outlook when developing our expected returns, fluctuations in mortality can lead to short-term earnings volatility in any reporting period.

                    If there wasn't any volatility, ceding companies would be less interested in reinsuring their business. Our job is to minimize that volatility to acceptable levels over the long-term.

                    When comparing quarter two mortality to quarter one mortality, one could conclude that the higher level in quarter two was due to severity. The total number of claims in the second quarter was marginally less than what we experienced in the first quarter and was consistent with expected levels.

                    However in the second quarter, we received three very large claims that together totaled $5.3 million. In total, we received 16 more claims in the second quarter than we expected, with claim amounts in excess of $500,000. That 16 includes the three that I mentioned before. This higher than expected number of large claims, which we define as claims in excess of $500,000 did not come from any one ceding company and were not concentrated in any one block or segment of our business.

                    We anticipate that our claims experience will revert to more expected levels, but the nature of our business is such that our results will continue to be subject to mortality, volatility that can impact our results in a positive or negative manner.

                    Let me attempt to answer some of the obvious questions about our claims experience by comparing quarter two's experience with quarter one's


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
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                    experience. When referring to dollar amounts of claims in
                    this statistical information, I will quote everything on a net or after retrocession basis.

                    The first question is, what have you observed that suggests that quarter two's higher mortality was a severity issue? Observation number one, on an enterprise wide basis, the total number of claims in quarter two was marginally less than quarter one and consistent with expected levels.

                    Observation number two, on an enterprise-wide basis, in looking at claims with amounts ranging from $1 and $99,000, the total number of claims in quarter two was approximately 4% less than quarter one and the aggregate dollar amount of claims in quarter two was approximately 2-1/2% less than quarter one. In addition the average claim amount in this band was approximately $21,000 in both quarters.

                    Observation number three, on an enterprise-wide basis, quarter two claims in the $100,000 to $249,000 band were consistent with quarter one's experience.

                    Observation number four, on an enterprise-wide basis once again, the number of quarter two claims in the $250,000 to $500,000 band was approximately 8% higher than quarter one and the dollar amount was approximately 26% higher in quarter two when compared to quarter one.

                    Observation number five, on an enterprise-wide basis, the number of quarter two claims in excess of $500,000 was 30% higher than in quarter one and the aggregate dollar amount of claims in quarter two was approximately 17% higher than quarter one.

                    Finally, observation number six, we were adversely impacted by three very larger claims in the quarter which totaled approximately $5.3 million,


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
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                    comprised of two claims with net exposure of $2 million each and one claim with net exposure of $1.3 million.

                    In one of the $2 million claims, the insured was a 48 year old professional who died of a brain tumor that was diagnosed seven to eight months before his death. Substantially all of the risk Scottish RE was exposed to arose from a policy issued in late 2002. After receiving the claim notification our underwriters reviewed the case and determined that prudent underwriting standards were followed by the primary company when the policy was issued.

                    In the case of the second $2 million claim, the insured was a 66 year old individual who died of lung cancer and the policy was originally issued in 1996.

                    In the case of the $1.3 million claim, the insured was a 62 year old individual who had a number of policies issued during the years 1991 to 2001. And that individual died of cancer.

                    Let me digress for a moment and say a little bit about our retrocession program and why it is important to note the use of the word net exposure when talking about Scottish RE's exposure to very large claims.

                    One of the very large claims that cost Scottish RE $2 million in quarter two illustrates the effectiveness of our retrocession program. This claim exposed the Scottish RE group to approximately $16 million on a gross basis and the life insurance industry as a whole to over $40 million. In other words, this individual had over $40 million of life insurance. However, our standard retrocession arrangement together with the special retrocession program we put in place in connection with the ING RE acquisition reduced the firm's exposure to $2 million.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
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                    Claim exposures of this size are not the norm at Scottish RE but do appear in our portfolio risk from time to time. Less than 2% of Scottish RE's $13.9 million reinsured life insurance policies have benefit amounts in excess of $500,000. Accordingly, even with our conservative risk management framework, some degree of mortality volatility will always exist.

                    Let us return to some of the obvious questions. Question number two might be, what is the significance of higher severity versus a higher frequency of claims?

                    Life insurance risks come with inherent volatility. Volatility associated with severity will occur from time to time and more often the smaller the accounting period.

                    The important thing to note is that severity can cause a material earnings deviation over a specific time period based upon a handful of events that happen to occur at that time. Assuming that this does not become the norm from quarter to quarter, it is not indicative of anything wrong in the business. That is not to say that one bad quarter in terms of frequency is indicative of anything wrong either as that volatility may occur as well.

                    Question number three, do you know what ceding company or companies were responsible for the adverse mortality experience? In any given quarter, we can analyze the premium and claims information that each of our customers reports to us. We examine that data and compare it to what we expected in the period. We use that information along with historical information on the account to manage our business.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
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                    In quarter two, a number of accounts reported claims to us in excess of what we would have expected. But no one company represented a majority of that adverse experience.

                    Question number four, is it reasonable to expect some mortality volatility? The answer is yes. If there was no degree of volatility, ceding companies would be less interested in reinsuring their business and paying reinsurers to accept that risk.

                    Mortality results can exhibit volatility especially when viewed in a less than annual cycle. In general, in terms of the number of claims, volatility tends to be reasonably symmetric around expected levels.

                    In terms of aggregate dollar amounts of claims, volatility tends to be less symmetric. In general, we expect more good quarters of mortality experience than bad quarters and that has been the experience at Scottish RE. This is driven by expecting relatively few large claims in any given quarter.

                    Unfortunately people do not always die in even patterns linked to accounting periods. And while it is possible to get more claims than expected in a given quarter, it is impossible to have less than zero. Therefore, there is a limit to how low mortality can be in a quarter due to favorable volatility, but a fairly wide range to how adverse mortality can affect the results in one quarter.

                    Question number five, how does Scottish RE mitigate mortality volatility and manage this downside risk? Scottish RE has employed a number of techniques to reduce the potential volatility in its portfolio of risk. We minimize volatility by limiting our per life exposures and maintaining very robust retrocession programs. Furthermore, we purchase special retro coverage to minimize potential volatility that can arise from per life retentions that are greater than


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
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                    our own, and we purchase catastrophe and clash coverage to protect ourselves from events beyond our control.

                    Our organic Scottish RE US block has a per life maximum retention of $500,000 for all new business reinsured by us through December 31, 2004. All new business originated since that time has been subject to a $1 million for life maximum. This is one of the lowest per life retention in our industry.

                    In connection with the ERC acquisition, per life amount in excess of $1 million were retroceded and in connection with the ING acquisition, per life amounts in excess of $2 million were retroceded.

                    In addition, we limit our pool shares so as to minimize our exposure to mortality experience in any one individual company. And finally we buy catastrophe coverage to protect the company from natural and manmade catastrophes including things like earthquakes, tsunamis and terrorism events and clash coverage to protect the company from unknown accumulations of risk on any one life.

                    Question number six, what does this quarter's mortality results mean for next quarter? We would expect third quarter mortality to return to normal levels, although we cannot guarantee that. In addition, we do not see any adverse mortality trends developing.

                    Question number seven, what does this quarter's mortality experience say about your pricing? We price our business based upon reasonable best estimate mortality assumptions. We have had many quarters at Scottish RE that produced mortality that was favorable when compared with the expected levels. Just as that would not lead us to believe that our mortality was


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
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                    necessarily conservative, this quarter's experience does not lead us to question our pricing assumptions as well.

                    As mentioned, the inherent nature of our business is we expect to have many quarters when we have mortality on target for favorable relative to expected levels and occasional quarters that are adverse and use up the favorable results as we trend towards meeting our pricing expectations in the long-term

                    We completed a comprehensive experience study on all business priced and assumed by Scottish RE during the period of 2000 to 2003. And that was reviewed by an international actuarial consulting firm. The overall result of that study demonstrated that Scottish RE's mortality experience on that specific block was 95% of expected levels.

                    Question number eight, did the adverse mortality come from one of your acquired blocks? Yes and no. The adverse mortality experience was spread rather evenly throughout the entire Scottish RE book of business, whether organically originated or acquired.

                    Question number nine, what are you doing about this mortality spike and are you reexamining your pricing model and assumptions? We constantly review our business to identify any potential underperforming accounts and take appropriate decisive action relating to that. This quarter is no exception.

                    We have over 30 underwriting audits that are scheduled and are taking place during the course of 2005. We are in the process of updating all of our mortality studies and through the ING acquisition have invested in increased staffing around mortality research. We continually challenge our own assumptions and models both at a micro and macro level in order to assure that we meet out pricing expectations in total.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
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                    We also continue to be diligent in our auditing of cedents and monitoring of experience and we are proactive at depricing or terminating treaties that we feel are not up to pricing standards. This helps us to minimize the number of poor performing treaties in our portfolio.

                    Question number ten, what is your actual to expected mortality statistic? Claims came in at about 6% higher than expected levels in quarter two and were spread between each of our blocks of business. And on an inception to date basis, mortality is running just about 100% of expected levels as a result.

                    So let us slightly change topics and discuss some of the trends we are seeing in our business more broadly. In our traditional solutions business we added $38-1/2 billion of new traditional life reinsurance volume during the quarter, bringing total 2005 new business to $87.5 billion. This compares quite favorable with the $64 billion we produced in all of 2004.

                    In addition, we quoted on 30 traditional opportunities in the period and won 19 in the second quarter. On a year to date basis, this brings total quotes to 92 with 61 wins and compares well to last year when we had 72 wins for the entire year of 2004. Quoting activity has stabilized now that the burst of new business activity in the immediate past ING acquisition period has returned to more normalized levels.

                    Our production goal for 2005 in the traditional solutions business volume was to originate between $100 and $110 billion of new business and has as we've said in the past we do not sacrifice quality in return for production goals. On a year-to-date basis we have declined to participate in 29 quoting opportunities and more than half of the 31 losses we had were as a result of price.


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
                                                                         Page 15


                    As of June 30, 2005, the company had slightly more than $1 trillion of life reinsurance in force, covering approximately 13.9 million lives with an average benefit per life $74,000 in North America.

                    In our financial solutions business we measure progress by measuring the GAAP reserves that we hold on our balance sheet. Reserves for the final - for the financial solutions business line increased to $3.5 billion as of the end of second quarter in comparison with $3.4 billion at the end of 2004.

                    While quoting activity has been brisk we are very selective in pricing potential new spread transactions. On a same store basis, growth spread on fixed annuities, which is the largest part of our financial solutions business, decreased to 151 basis points from 164 basis points in the prior quarter and 155 basis points in the second quarter of 2004.

                    Over the past year, the yield on the assets backing these transactions dropped by 8 basis points, reflecting the investment of new premium and cash flows and market yields that are lower than current portfolio yields. Crediting rates decreased by 4 basis points during this period.

                    In our international business, premiums in the quarter were approximately $27.9 million, which is a slight decline from the $28.7 million that we reported in the same quarter last year. Total revenue in Q2 '05 decreased modestly to $30.4 million as compared to last year's second quarter results as well.

                    As you are aware, we have taken the opportunity over the past 18 months to review the pricing of our international business and have chosen not to renew business that does not meet our return and risk management hurdles. We expect the international business to continue to grow and support significantly


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
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                    wider margins than our North American business. And in
                    addition, the non-US markets are experiencing some of the capacity constraints that we see in North America which presents both growth opportunities as well as attractive pricing positions.

                    On July 6, we issued $125 million of non-cumulative perpetual preferred stock. The preferred stock has a fixed rate dividend of 7.25% for an initial five year period. After the initial period the security is callable at par and can be remarketed at a lower rate or may convert to a floating rate security.

                    The issue is listed and traded on the New York Stock Exchange under the symbol SCTPRV. This security is structured to achieve maximum equity treatment from all of the ratings - the perspective ratings agencies. And incorporating this security into our capital structure provides - or has enabled us to reduce our overall cost of capital and add real economic value to Scottish RE.

                    On July 18, Scottish RE entered into a $200 million credit agreement with a syndicate of lenders. This agreement is an unsecured three year facility that allows the company to issue letters of credit and borrow for working capital, capital expenditures and general corporate purposes.

                    The credit facility may be increased at the company's option to $300 million. This credit package increased the size of available funding at reduced cost to the company and represents a further step in the efficient management of our capital and liquidity.

                    Now let us turn to earnings guidance. Our guidance for fiscal year 2005 has been - had been $2.75 to $2.95 per share - per diluted share. While higher than expected claims in the second quarter negatively impacted our earnings in the


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
                                                             07-29-05/7:30 am CT
                                                           Confirmation #7550420
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                    quarter to the tune of about 24 cents per share, there has been no change in the underlying fundamentals of our business and the earnings power of the company. Accordingly we do not expect to change our outlook for growth and new business profitability.

                    Furthermore, other than adjusting for the mortality shortfall in the quarter, we do not expect to adjust our guidance range. In other words, our revised guidance for fiscal 2005 is now $2.51 to $2.75 per share.

                    Since the company reported net operating earnings of 60 cents per share in quarter one and 42 cents per share in quarter two, we would expect the company to earn between $1.49 and $1.69 per share in the second half of '05. We would expect that between 42% and 44% of that six month expected earnings will emerge in quarter three and between 56% and 58% will emerge in quarter four.

                    I'd like to conclude the prepared remarks on today's conference call by saying that despite the negative impact of claims volatility during the quarter, for us at Scottish it is business as usual. The business fundamentals and earnings power of the company has not changed and we continue to believe that market conditions and the competitive advantages that we enjoy provide us with tremendous growth opportunities.

                    All of us at Scottish are excited about our prospects for the rest of the year and into the future. And we thank you for your continued support and interest in the company.

                    At this point we'll conclude our prepared remarks and take your questions. Operator?


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                                                                     SCOTTISH RE
                                                       Moderator: Scott Willkomm
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Operator:           At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile a Q&A roster.

                    Your first question comes from the line of Andrew Kligerman with UBS.

Andrew Kligerman:   Thank you very much. I guess the first question would be
                    that historically you - it's bounced around a fair amount but you had reported mortality at roughly 95% to 98% of expected. Going forward should we be thinking more in the vein of 100%, you know, in line pricing every quarter as opposed to the more favorable quarters?

Scott Willkomm:     Yes Andrew, why don't I answer that so I don't lose track of your question.

Andrew Kligerman:   Yes.

Scott Willkomm:     I think that the answer to your question is correct. As you may recall from a number of our prior conference calls, over the past 8 to 12 quarters, our expected mortality - actual to expected mortality has been between 98% and 99% or so of expected level.

                    And I think we have on numerous occasions indicated that our expectations and our internal planning is that we would expect 100% of expected. That is where we would expect things to converge over time as the company matures. So your answer - the answer to your question is yes.

Andrew Kligerman:   Great. Scott, on the benefits ratio - and this one I'm
                    struggling with. Because last quarter on the benefits ratio spiked up to 78% and I had asked - we had asked, you know, from a normal - of what had typically been 70%, 71%, we had asked, you know, is this going to be a new run rate? Is this


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                    problematic? And the company's response was no. This is a
                    reflection of the new ING business in the 75% to 80% ratio.

                    Now earlier Elizabeth Murphy said the guidance going forward is 72% to 75%. So at this stage I'm uncomfortable with that guidance. Could you help me reconcile that?

                    And secondly, there was a big reporting issue in this quarter where the ratios were off due to (Serry Adam) estimates involving in the ING transaction. What happened there with the reporting? Why is it that, you know, by May of '05 you weren't able to accurately reflect the policy counts and so forth?

                    So, they're both kind of reporting orientated but the first one is more along the lines of, you know, where actually should we expect the benefits ratio?

Scott Willkomm:     Well the guidance we gave of the 73% to 75% is where we
                    would expect the benefits ratio to be on a run rate basis. I think that the benefits and acquisition expense ratios are noisy, principally due to purchase accounting or acquisition accounting adjustments that will be made quarterly as we continue to digest the ING block.

Andrew Kligerman:   Okay so that'd be...

Scott Willkomm:     The ING block is made up of two pieces effectively. It's
                    made up of the in force business, in other words policies that were issued prior to the purchase date of December 31, 2004 and 2005 new issues, which would be defined as policies that were issued after the purchase date.

                    As you may recall, when we agreed to acquire the business in October - mid-October of 2004, ING working together with us cancelled or terminated all


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                    open treaties for new business. Typical cancellation
                    provisions ranged from 90 days to 120 days on most treaties. So a portion of those treaties would have remained open for, you know, parts of the months of January and February.

                    Policies that are issued prior to the purchase date, in other words policies issued prior to December 31, '04, are accounted for under purchase accounting principles. And policies issued after the purchase date are accounted for as new business.

                    When we closed our first quarter, reports from ceding companies did not include a complete analysis of the split between the first year premiums, between '04 issued policies and '05 new issues. This is not unusual as companies generally submit detailed reports with a bit more of a lag than the summary reports that they submit at the end of a reporting period.

                    And the 2005 new business is business that is also written on existing treaties. This is generally not an issue if you aren't accounting for these differently as you do under an acquisition where you have some accounted for under purchase accounting or acquisition accounting and others accounted for under typical FAS60 treatment.

                    Okay so for quarter one - let me just sort of try to round out the thought for you. For quarter one we used our best estimate to split or allocate the first year premiums between '04 and '05 issues. After receiving electronic policy level details, the actual split was a bit more weighted towards '04 than '05. And this resulted in more business being accounted for under purchase accounting methods than the original estimate than we had made.

                    The change in FAS60 benefit reserves were decreased and the change in deferred acquisition cost increased by an equivalent amount as the new


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                    business estimate was revised to effect that split. The net result was a wash but the geography is changed and in some respects I think as we I think tried to highlight on the last call that if you sum the benefit ratio and the acquisition cost ratio and compare that over periods you will see the sum of the two is more consistent because of some of that geography moving back and forth.

                    It's further complicated by the fact that the ING transaction was structured in a unique fashion as a negative ceding commission transaction. So it is almost counterintuitive almost as looking in a mirror and seeing just the opposite picture of what you would expect. So that is why you have this noise. It has nothing to do with reporting other than receiving more precise information to make these allocations.

                    In the past the typical practice of companies making an acquisition and applying purchase accounting principles or P-GAAP to the acquisition, typically you made one adjustment late in the year or at the end of the year before you finalize your P-GAAP accounting adjustments. With the change in accounting principles and materiality standards and the like, it's more common today to make periodic changes on a quarter basis as, you know, it seems appropriate.

                    So that's what's driving this. And, you know, unfortunately it does create noise in a simple benefits ratio analysis.

Andrew Kligerman:   Scott, should - I guess just staying with the two questions, it sounds like what you're saying here is this is an accounting issue that is very unique relative to this transaction. So I shouldn't worry that it would extrapolate to other types of accounting. This is a unique circumstance?


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Scott Willkomm:     This is specific to P-GAAP principles for acquisitions of
                    these types of blocks.

Andrew Kligerman:   And then this prior guidance of 75% to 80% of benefits
                    ratio, I mean were you guys kind of confused as you had seen one two numbers or why that original guidance then? You know, why...

Scott Willkomm:     Based upon the information we had at the time, in terms of the split between the benefit ratio and the acquisition expense ratio, that's what we were observing. As we have more data now on a (Serry Adam) basis where we actually have electronic files for all the policies, we are able to just make that a bit more of a precise assessment and have brought that down a tad there. And it's offset in many respects just by the acquisition expense.

Andrew Kligerman:   Okay, and then just in terms of the number of lives now that
                    Scottish RE may insure. How many lives do you have on books?

Scott Willkomm:     About - it's about 14 million.

Andrew Kligerman:   Fourteen million.

Scott Willkomm:     Thirteen point nine.

Andrew Kligerman:   And you're, you know, and you're comfortable with the
                    pricing of this? In other words there were some, you know, somewhat severe items here. But, you know, are you concerned that there is a possibility that maybe they were just, you know, some policies are mispriced?

Scott Willkomm:     No, I don't think so. You know, the, you know, if you think about some of the anecdotal points, a 48 year old guy, you know, whose policy was issued in


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                    2002. It was extensively underwritten. You know, diagnosed with a brain, you know, a brain tumor seven, eight months ago and dies, you know, in second quarter of this year. That is, you know, one of the risks that we are in business to absorb.

                    It did not come out of specifically the ING block. In fact when people tend to have very large face amounts they tend to have multiple policies with multiple carriers. So we actually saw claims in a couple of places. We saw a little bit in ING, a little bit in the ERC block as well. And we may have actually seen a little bit of this in our organic block because it was '02 issue.

                    So I don't think that that, you know, indicates any issue with respect to the pricing there. The overall, you know, number of claims in the quarter was consistent with what we see on average over, you know, the past half dozen or so quarters. It was consistent with what we saw in quarter one. And as you can see with some of the comments on the stratification of claims there was a small number of claims in excess of $500,000 that pushed the needle in the wrong direction.

Andrew Kligerman:   And then just a last question. You indicated in your
                    comments earlier Scott that there was some products in your international business that you chose not to renew. Are you
                    - are there any concerns there internationally or do you feel pretty good about the health of the business abroad?

Scott Willkomm:     We, you know, we've - it's not so much the product as much as the pricing on certain treaties. We've gone in and repriced and in many cases renegotiated in terms of trade over the past 18 to 24 months to eliminate those transactions which just generally don't meet our return or written parameters.


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                    So I think we've done a pretty thorough cleaning through
                    that. And you can see that the reduced level of premiums over what we would have had say two years ago for example.

                    So remember, you know, and I think we make this point from time to time. The key thing is focusing on quality over quantity. So we have specifically, you know, priced ourselves out of some transactions in that space in order to cull the book if you will of some stuff that we really weren't too fond of.

Andrew Kligerman:   Okay. Thanks a lot for answering all the questions.

Scott Willkomm:     Sure, thank you.

Operator:           Your next question comes from the line of John Nadel with
                    Fox, Pitt, Kelton.

John Nadel:         Hi, good morning Scott. I joined a little bit late so I
                    apologize if I'm going to ask a question or two that you may have already covered.

                    Could you, you know, I guess there's some cynics, you know, especially given the, you know, the first quarter and now second quarter performance of both RGA and you and, you know, and maybe even some reserve charges taken by a few others who are, you know, smaller players in the life reinsurance business.

                    You know, what do you say to folks who - who are now, you know, maybe have some reason to believe that the life reinsurers have been adversely selected against by the direct writers?

Scott Willkomm:     Well I - I would make one correction John. This is the first accounting period in which we've had an adverse mortality...


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John Nadel:         Yeah, I'm sorry.

Scott Willkomm:     A rise, you know...

John Nadel:         Yeah, first quarter, I meant that with respect to RGA sorry.

Scott Willkomm:     Well, I, you know, I think that, you know, it's a good
                    question to ask though. I think it's fair to say that, you know, in our opinion with the due diligence that we do before we accept new business in terms of our prepricing underwriting assessments with our ongoing monitoring of the business that is coming through to us and quite frankly our willingness to terminate or cease accepting new business from companies who aren't playing by those parameters allows us to manage away from potential, you know, bad behaviors if you will, whether it's, you know, termed adverse selection or whatever you want to call it from some of the primary companies.

                    Let me also ask Cliff Wagner to add a little color from his chair.

John Nadel:         Sure.

Cliff Wagner:       Good morning John.

John Nadel:         Good morning Cliff.

Cliff Wagner:       If we had seen a bunch of these claims in the early duration of the policies then that would - that might indicate that there is some anti-selection going on. But a lot of these claims are much older (unintelligible) an early duration.

John Nadel:         Yeah.


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Cliff Nagel:        And as Scott said we do quite a bit of auditing our clients that are currently underwriting (unintelligible). So I don't see this as a trend towards anti-selection against the reinsurers.

John Nadel:         Okay. And specific - in the quarter, what was -- you may
                    have already mentioned this -- what was actual to expected?

Scott Willkomm:     It was about 6% greater than expected levels on a group wide basis.

John Nadel:         Okay. And then just a question on the guidance Scott. I
                    think when you guys originally provided your guidance of the $2.75 to $2.95 there was an inherent assumption in there for a equity capital raise in the - I guess in the second half of the year. And maybe it was even a little bit later than that.

Scott Willkomm:     Right.

John Nadel:         With the perpetual preferred having been completed, I guess two questions. One, do we need any equity or does that satisfy your capital needs?

                    And two, you know, even if we adjust for the 24 cents this quarter, I would have maybe expected you to reduce your full year guidance by something slightly less than the 24 cents, which would have accounted for the, you know, maybe the positive differential to earnings in the costs assumed related to an equity - a common equity raise versus a perpetual.

Scott Willkomm:     That's a mouthful.

John Nadel:         Sorry about that.


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Scott Willkomm:     That's okay.

John Nadel:         It - did I - I hope I got that out reasonably well.

Scott Willkomm:     I think I know what you're trying to ask.

John Nadel:         All right.

Scott Willkomm:     I think I do. I think that, you know, we assumed that the
                    equity offering would occur in the second half of the year.
                    That is correct. And the, you know, you have a couple of thoughts that in I - working in either direction. While the perpetual preferred offering reduces, you know, the amount of equity that we might - or amount of capital if you will.

John Nadel:         Shares.

Scott Willkomm:     That we need to raise in the aggregate. And it reduces
                    obviously the denominator. It also reduces the numerator in terms of the reinvestment of the proceeds of the offering.
                    So there probably is a little bit of offset in there. But, you know, I think that getting it to that precise a - an equation that's probably, you know, probably going to be a bit more of a challenge.

John Nadel:         Yeah.

Scott Willkomm:     When both of those items come into the equation.

John Nadel:         Okay.

Scott Willkomm:     So I think there is some offsetting effects in that respect.


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John Nadel:         And so - but to be clear, the 125, is that - that's the
                    capital needs this year?

Scott Willkomm:     Not necessarily although when we indicated that we were
                    seeking to add $20 million of - and I'm going to rephrase it. Instead of just equity I'll call it high equity credit.

John Nadel:         Yeah, yeah.

Scott Willkomm:     We naturally would incorporate into that a tag, a cushion if you will, you know, for, you know, support of the new business writing volume and that.

                    So you know, the perpetual preferred goes an awful long way. I'm not at this point, you know, fully convinced it goes all the way, because our new business volumes are coming in at levels greater than we had planned when we built the capital plan for '05.

John Nadel:         Okay.

Scott Willkomm:     But as we see the volume come through in the third quarter that will probably give us a much clearer picture of that.

                    Now I should add that there are opportunities to add core capital if you were a high equity credit capital without creating incremental share dilution. So, you know, there are a few more tools in the toolbox these days than there were 12 months ago when we were starting to put this stuff together.

                    So our key objective of course is to maintain a conservative level of capital for ratings and other counter party reasons but also to be efficient in how we do that such that we can maximize the return on investment for investors.


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John Nadel:         Okay. And then just two quick - real quick, you know,
                    dotting Is and crossing Ts if you will. If I look at the collateral finance expense this quarter is that a good run rate?

Scott Willkomm:     Yeah, yeah it is.

John Nadel:         Okay. And then secondly what percentage of your quarter end reserves are IDNR?

Scott Willkomm:     Cliff is going to look - try to look that up for you right now.

Cliff Wagner:       We don't...

Scott Willkomm:     You may not have that at your fingertips right there.

Cliff Wagner:       I don't have that at my fingertips here.

John Nadel:         Okay. I can follow up.

Scott Willkomm:     We can circle back around there.

Cliff Wagner:       We don't generally look at IDNR as a percentage of the
                    reserves we own because it's, you know, it's a percentage of claims that we expect have incurred but not been reported.
                    But the reserves for life business is a little more of a formulaic where they'll keep increasing. So again a, you know, looking at any kind of relationship between IDNR and reserves, that will change over the life of a given block of business anyway.

John Nadel:         Okay, all right. I'll follow up with you offline on that.


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Scott Willkomm:     Okay

John Nadel:         Terrific. Thank you.

Scott Willkomm:     Thank you.

Operator:           Your next question comes from the line of Jeff Hopson with
                    AG Edwards.

Jeff Hopson:        Hi good morning. Just to kind of address the anti-selection issue a little bit more, would there be a concern that the primary industry itself is being I guess too aggressive on preferred classes over time and in particular on large cases?

Cliff Wagner:       I don't think that the - that they are necessarily any more aggressive than they have been in the past. I mean there is always pressure on the direct writing companies to - well particularly with the larger policies to get the best, you know, the best rates that they can. You know, whether that's pushing them to a more preferred class or, you know, less of an extra rating for the impaired.

                    But I don't think it's really changed. It's changed because of the preferred classes so, you know, again you just have to be diligent in your underwriting audit and you've got to focus on those to, you know, just to make sure that companies are within bounds or within the guidelines that we set up. But that's nothing new to the industry.

Jeff Hopson:        Okay. Very good. Thank you.

Operator:           Your next question comes from the line of Jeff Schuman with
                    KBW.

Jeff Schuman:       Good morning. Could you give us a little color on how the
                    ING fact book performed in the quarter?


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Scott Willkomm:     No. Because we don't quite frankly Jeff have it broken out that way. I think that the key thing to keep in mind is that the ING fact book was predominantly capacity related. It was not shop facultative or substandard in nature.

                    So, you know, the reason that we bought the special retrocover was really to bring down the per life retention and the potential volatility from large policies as opposed to anything on the underwriting side.

Jeff Schuman:       Okay. Well I mean I was curious given that it was sort of a large case problem. How big does that book loom now in terms of your book of larger exposures?

Scott Willkomm:     Well I think we mentioned - I don't know if you heard this in the prepared remarks that less than 1% of our policies in force are for $500,000 and greater. So it's a very, very small amount of the overall book of business, those 14 or so million individual lives.

Jeff Schuman:       Okay. And I know Elizabeth touched on this a little bit. But
                    I was wondering if you could just review for us again the sort of the progression of earned premiums particularly in North America. I guess there were some reasons why it was inflated a bit in the first quarter and came down the second and it was up for the year, but I didn't quite follow the detail.

Scott Willkomm:     Well the key thing in the first quarter, this is principally driven by the effects of the ING block. Remember we agreed to buy the business - I think we announced the deal in the middle of October. And working with ING about a week later, couple weeks later, all open treaties, you know, were cancelled or terminated for new business.


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                    There was a, you know, typically you have a 90 to 120 day
                    notice period before you cancel. So some of the '04 treaties remained open in the first month or so, month and a half of Q1. So there was incremental volume coming in from those policies that were issued under those open treaties. And those were all priced into the transaction economics. So...

Jeff Schuman:       Okay. So the sequential progression basically represents you getting out from under some treaties. You didn't necessarily want to be on at those terms. Okay.

Scott Willkomm:     Yeah and so the, you know, you come back to Q2 where you
                    didn't have those open treaties really around of any consequence and then from that we can expect to see the growth progression. So that first quarter number was a bit inflated by the flop over from those open treaties in the first month or so of the quarter.

Jeff Schuman:       Okay so we grow sequentially from here?

Scott Willkomm:     Yeah, we grow sequentially from here roughly in the 8% to
                    10% range to Q2 - Q3 over 2 and then in the mid double digits Q4 over 3 as we see some of the seasonal patterns in the premium flows come through.

Jeff Schuman:       Okay. And then you talked a little bit about the
                    international business. But I was wondering if you could sort of update us there on the perspective of where we go from here. I mean we've been kind of in a (unintelligible) month repositioning period.

Scott Willkomm:     We - I didn't have this in my prepared remarks. But the -
                    and that's a very good question.


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                    We have been focused since the tail end of last year or
                    effectively the beginning of this year on typically developing from a growth perspective the UK and Irish markets where the old worldwide even though it was situated in the UK really didn't not participate to any meaningful extent.

                    We have been actively seeking to develop that business. We won our first set of treaties in the second quarter. Those really didn't contribute anything because they are brand new treaties and effectively going into production. So we'll start to see some of that come through the income statement as we go into the second half of the year. So we've been out there effectively kind of as we did when we started our domestic mortality operation, you know, knocking on doors and actively quoting on a lot of opportunities.

                    And so the UK and Irish markets are areas of focus for us in the near term as well as continuing to deepen our business in Asia about 25% in the aggregate of our foreign premiums comes from Asia with probably about half of that coming from Japan. That right now comes through the London market.

                    We're in the process of evaluating and have applied to open a representative's office in Singapore, which we hope will get approved in the next few weeks time. And we have retained the services of an individual to run that business for us in the region. He come from one of our competitors and at the appropriate time we'll bring him out of the cloak of darkness into the light once our licensing is approved there.

                    So those are the near-term areas of growth. We - you are correct. We've been repositioning but pretty much since the tail end of last year, beginning of 2005 we have been actively pursuing growth in those markets.


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Jeff Schuman:       And I'm sorry. But I guess I'm a little confused about the trajectory here. Can you - is this the kind of thing where the bottom line is going to build simply as you layer in new business? Or are you still running off some stuff that would cause maybe a steeper ramp up the hill back to the kind of level of earnings you had historically?

Scott Willkomm:     No. We're not running off appreciably anything at this point in time. Now it's rebuilding effectively.

                    And you know, we're running at a higher expense loading in the UK which is I think depressing the underlying earnings power of the business as we have been in this quarter. And it should be completed in the third quarter. We've been working on a very intensive, you know, financial improvement project in that business.

Jeff Schuman:       Okay. Thanks a lot.

Scott Willkomm:     Mm-hm.

Operator:           Again, if you would like to ask a question, please press
                    star 1 on your telephone keypad.

                    Your next question comes from Al Capra with Oppenheimer.

Al Capra:           Good morning. I had a question about the combined North
                    American entities. And that is, have you looked at any potential concentration of pool participation amongst the three companies and was there any of that say in the first or second quarters? Or do we expect some level of that say in excess of your 25% pool participation level going forward?


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Scott Willkomm:     We really - I don't think we see that really except
                    anecdotally at the margin Al, nothing that's really statistically significant. There wasn't much overlap between the book of business that we had originated at Scottish. There's a little bit but not a ton of it, with what the business ING had and the business that ERC had.

                    So they actually all fit together reasonably well and don't accumulate on top of one another. So we really don't see that except incrementally at the margin.

Al Capra:           And then on a more narrow basis in terms of just exposures per life, perhaps a more likely overlap on that basis.
                    Maybe, maybe not. But could you comment on that as well?

Scott Willkomm:     Well we - that's - in some respects that's why we had the
                    different per life retention that are covered by retrocession. We, you know, we look at our in the aggregate
                    - our exposure to any one individual. And we seek to minimize that A, first by knowing what it is and B, by retroceding the excess out to our various retro pools.

                    So that's something that we've spent an awful lot of time doing, not just in connection with these deals, but just as we've grown the business over time. We have an internal system that does that type of work and use that every time we look at a new treaty for example, if we're just quoting a new piece of business, making certain that we aren't accumulating risk on lives that are coming through those treaties. And if so, putting that, you know, that excess amount into the retrocession market.

                    So, you know, it's something that we spend a lot of time. And then, you know, as well we - for those rare occasions when we don't know that we are exposed on a life because of perhaps poor information or something of that nature, we


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                    have, you know, facilities such as the clash coverage that's designed to protect us for those unknown accumulations.

Al Capra:           Okay, and then one additional question on the capital. Could you give us a sense for just looking forward what sort of RBC type of capital you have available for new business? And also talk about where you are within certain of either your
                    - the warehouses or your credit line or maybe even the potential for securitization going forward in terms of the capacity to write new business and to support growth.

Scott Willkomm:     We - yeah. From a capital perspective we have a very
                    comfortable amount of capital on the balance sheet depending upon, you know, under the various different formulas that different constituencies use. You know, different rating agencies use different formulas either hybrid formulas or their own formulas.

                    Then you look at the, you know, the liquidity that the company has. And the company has significant liquidity. In no particular order we have our multiyear credit facility that is 200 that we can have an accordion feature we can take up to 300. We have not utilized any of our Stingray facility, which is 325, which is available to us over, you know, the next ten years time. We have other incremental liquidity that's on the balance sheet itself.

                    As you might imagine we are very active in pursuing securitization of reserves as we have in the past. And, you know, we have, you know, effectively a dedicated team now that spends 80% of their time on those types of activities. So in fact they are out on the road today talking to a party about that very concept.

                    So that's something that is an important factor in the overall capital and liquidity picture. In our view, securitization is going to become more and


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                    more not only important, but beneficial as we increase the velocity of money if you will that ultimately, you know, the return on the invested capital in the business.

Al Capra:           Okay, thank you.

Scott Willkomm:     Mm-hm.

Operator:           Your next question comes form the line of Saul Martinez with
                    Bear Sterns.

Saul Martinez:      Hi, good morning. A couple of questions if we could drill
                    down on a couple of details. The stratification information that you gave was very helpful. I think you said 16 or more claims than usual above $500,000. Just to get a sense of the order of magnitude, how many claims do you typically get above that amount in a quarter?

Scott Willkomm:     Normally above, you know, let me do it this way because I
                    just have it in front of me this way Saul. In the $500,000 to $1 million band we get about 29 claims per quarter. And in the million plus band we get about 11 to 12. It's actually 11-1/2.

Saul Martinez:      Okay, so about 40 on a normal quarter. In this quarter you more or less were about 16 above that?

Scott Willkomm:     That's correct.

Saul Martinez:      Okay. Anything - just a follow up question. Any prelimin -
                    anything you can share in terms of any preliminary discussions you may have had with the rating agency and any concerns that they may have about mortality trends?


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Scott Willkomm:     We talked with the rating agencies about this and I think
                    that it's in general most of the folks that we talked to at the rating agencies are life actuaries and are both schooled in and familiar with the possibility that from time to time one may have an increase in mortality experience over the long duration of a given piece of business. So I think that there is a level of comfort there with respect to that. So I think in general this is something that the rating agencies understand.

                    I think furthermore because we have been very active in securitizing our business, the - the rating agencies in general have, you know, significantly more transparency vis-a-vis our book of business than may of other competitors as they have rated our securitizations and our structured finance facilities, you know, have examined the various modeling work done by the Millimans and Tillinghasts of the world in connection with those transactions. And their level of information with respect to our book of business is, you know, quite significant I think relative to some other companies.

Saul Martinez:      Great, thanks a lot.

Scott Willkomm:     Yep.

Operator:           At this time there are no further questions. Miss Murphy are there any closing remarks?

Scott Willkomm:     No, at this time we'd like to thank everyone for joining us and we look forward to speaking with you on the next quarter's call.

Operator:           This concludes today's Scottish RE Second Quarter Earnings
                    Release conference call. You may now disconnect.


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                                       END